Exhibit 99.1

Vantage Drilling Company Reports Change in Board Composition

HOUSTON, TX—(MARKET WIRE)—April 18, 2011—Vantage Drilling Company (“Vantage”) (AMEX: VTG-U) (AMEX:VTG) (AMEX: VTG-WS) today reported a change in the composition of its Board of Directors.

On April 8, 2011, Hsin-Chi Su informed the Board of Directors (the “Board”) of Vantage that effective upon the appointment of Steven Bradshaw to the Board, he would resign from the Board and from the Compensation Committee of the Board. On April 14, 2011, the Board appointed Steven Bradshaw to the Board.

Paul Bragg, Chairman and Chief Executive Officer, commented, “I would like to thank Nobu Su for his service on the Board since June 2008, when Vantage acquired its current five drilling rigs, all of which were then just under construction. With the support of Nobu, we were able to expand rapidly from start up with about $275 million in assets, to full operations with approximately $2 billion in assets today. In the past few months, F3 Capital initiated the replacement of two of its internal Board representatives with new, independent, industry-experienced Board members. Our Board has evolved from its initial sponsor-heavy composition, into an independent group with both experience and industry expertise to provide sound governance and fiduciary oversight on behalf of all of our shareholders. I am also pleased to have Steve Bradshaw join the Board. His experience in offshore drilling will be a valuable asset to us.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs operating, and an ultra deepwater drillship, the Platinum Explorer. Vantage is also providing management services for four other ultra-deepwater drillships.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact:

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700